Exhibit 99.1

For additional information, contact:
David A. Hedges
President and CEO
(334) 821-9200

Press Release – March 26, 2026

Auburn National Bancorporation, Inc. Elects New Director

AUBURN, Alabama – Auburn National Bancorporation, Inc. (the “Company”) (Nasdaq: AUBN), the parent company of AuburnBank (the “Bank”), announced that their Boards of Directors had been expanded to 12 persons and that Jeff Evans was elected today as director of both the Company and the Bank. Mr. Evans was also nominated for reelection as a director at the Company’s Annual Meeting of Shareholders to be held May 12, 2026.

“We are pleased to have Mr. Evans join our team of directors,” said Robert W. Dumas, Chairman of the Company and the Bank. “His extensive experience in property management, construction and real estate in our markets will bring valuable knowledge and insight to the board,” stated Mr. Dumas.

Mr. Evans, 56, is the President and Chief Executive Officer of both Evans Realty, a property management company specializing in multi-family apartment communities, and J & L Contractors, a commercial construction company. Mr. Evans has served in these roles since 2021 and 1998, respectively, and has been with both companies since 1994, bringing over 30 years of experience in commercial real estate and construction.

Mr. Evans holds a bachelor’s degree in Building Science from Auburn University and resides in Auburn with his wife and two children.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.